Exhibit 99.1

Regulus Reports Third Quarter 2013 Financial Results and Recent Highlights

- Regulatory Application for RG-101 to be Filed in the Near Term:

Clinical Studies in Man Expected to Commence in Early 2014 -

- ‘Road to the Clinic’ Strategy On Track: Second microRNA Candidate to be Nominated for Clinical Development by Year End May Come from miR-21 Fibrosis Program -

- Significant Progress Demonstrated Across Therapeutic Pipeline: Advanced Key Programs with Positive Data Presented at Scientific Meetings; New Oncology Target Selected by AstraZeneca -

- Maintained Strong Financial Position with $123.9M in Cash, Cash Equivalents and Short-Term Investments for Sale and Continues to Expect to End 2013 with Approximately $110 Million in Cash, Cash Equivalents and Short-Term Investments -

LA JOLLA, Calif., November 13, 2013 – Regulus Therapeutics Inc. (NASDAQ:RGLS), a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs, today reported financial results for the quarter ended September 30, 2013 and provided a summary of recent corporate highlights.

“This was a remarkably productive third quarter and recent period for Regulus in which we focused on scientific execution and demonstrated significant progress across our microRNA therapeutic pipeline. Our ‘Road to the Clinic’ strategy remains on track and we are working towards filing our first application with regulatory authorities to commence clinical studies in man of RG-101, our GalNAc-conjugated anti-miR targeting miR-122, for hepatitis C virus infection. We believe this program will condition Regulus for future clinical activities and may provide proof-of-concept, possibly by the end of next year, for our innovative approach to treating disease with microRNA therapeutics,” said Kleanthis G. Xanthopoulos, Ph.D., President and CEO of Regulus. “In addition, our strategic alliance partners continue to support our expertise in discovering and developing new microRNA therapeutics, as evidenced by the recent selection of a new, pre-clinically validated oncology target by AstraZeneca. We also continue to focus our proprietary efforts on oncology and orphan diseases and look forward to identifying attractive new opportunities to broaden our pipeline. We’re very pleased with our progress and hope to carry our positive momentum into the end of the year and into 2014.”

“The significant achievements in the quarter and recent period demonstrate that our science continues to advance in a meaningful way,” said Neil W. Gibson, Ph.D., Chief Scientific Officer of Regulus. “We are pleased to have advanced our microRNA therapeutic pipeline by presenting key data at scientific meetings, preparing to enter the clinic with RG-101 and working towards the nomination of a second microRNA candidate for clinical development.”

Recent Corporate Highlights

•	Presented Positive Preclinical Data on RG-101, a GalNAc-conjugated anti-miR Targeting miR-122 for the Treatment of HCV, in Late-Breaking Poster at AASLD Meeting. At the 64th Annual American Association for the Study of Liver Diseases (AASLD) meeting, Regulus presented positive data from completed preclinical studies evaluating RG-101 for in vitro and in vivo potency, pharmacokinetic/pharmacodynamics, toxicology and safety pharmacology and inhibition of HCV replication. Pharmacologic potency of RG-101 was significantly enhanced by approximately 20 fold in vivo in both mice and non-human primates, relative to the unconjugated oligonucleotide of RG-101. RG-101 is rapidly taken up in the liver and metabolized to the active oligonucleotide, which has an approximately 14 day tissue half-life. In addition to the potency studies, Regulus tested the efficacy of RG-101 to reduce HCV viral load titer in a human chimeric liver mouse model infected with HCV. Up to a 2 log reduction in HCV viral load titer was observed, which is similar to that observed for oral direct-acting antivirals as monotherapy in this mouse model. The duration of action observed for RG-101 supports the potential for a once-a-month dosing regimen. Additionally, RG-101 has demonstrated an excellent preclinical safety profile and is well tolerated to date. Regulus expects to file a regulatory application for this program in the near term and expects to commence clinical studies in man in early 2014.

•	Presented Positive Preclinical Data on microRNA-21 (miR-21) in Alport Syndrome at The American Society of Nephrology (ASN) Kidney Week Meeting; Program Subject to Exclusive Option Agreement with Sanofi. At the ASN Kidney Week 2013 meeting, Regulus and its strategic alliance partner, Sanofi, and its collaborator at the University of Washington, presented positive preclinical data in a poster and oral presentations demonstrating that miR-21 plays an important role in the disease progression of Alport Syndrome in collagen 4A3 deficient mice. According to the National Institutes of Health, Alport Syndrome occurs in approximately 1 in 50,000 newborns. Alport Syndrome is a genetic condition characterized by kidney disease, hearing loss, and eye abnormalities. The kidneys become less able to function as this condition progresses, resulting in end-stage renal disease. These results demonstrate that treatment with an anti-miR-21 candidate significantly improved renal function, significantly reversed regulated genes and pathways associated with renal pathology, and increased the lifespan of the mice by 20 percent.

Regulus and Sanofi entered into an Option Agreement to enable exclusive negotiation of a potential new co-development and commercialization agreement. Under the terms of the Option Agreement, Regulus has the exclusive right to negotiate with Sanofi to enter into a co-development and commercialization agreement for certain miR-21 anti-miRs in oncology and in Alport Syndrome. Regulus anticipates that the second microRNA candidate to be nominated for clinical development by the end of the year under its ‘Road to the Clinic’ strategy may come from the miR-21 fibrosis program.

•	Achieved Significant Progress in Strategic Alliance with AstraZeneca; New Pre-Clinically Validated microRNA Oncology Target Selected. Under Regulus’ strategic alliance to discover, develop, and commercialize microRNA therapeutics with AstraZeneca, an undisclosed, pre-clinically validated oncology target was selected by AstraZeneca. The companies continue to collaborate on three exclusive microRNA targets in cardiovascular and metabolic diseases and oncology.

Third Quarter 2013 Highlights

•	Advanced Additional Therapeutic Programs; Proprietary Efforts Focused on Oncology and Orphan Diseases. Regulus continued to pursue several additional programs, both independently and with its strategic alliance partners, targeting miR-21 for oncology indications, targeting miR-221 for the treatment of HCC, targeting miR-10b for the treatment of glioblastoma, and targeting miR-33 for atherosclerosis. Additionally, Regulus continues to advance its proprietary efforts with the identification of several attractive microRNA targets, namely for oncology indications and orphan diseases.

•	Completed Successful Public Offering of Common Stock. Regulus completed an underwritten public offering of 5,175,000 shares of common stock resulting in $45.8 million of aggregate net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by Regulus. Primarily as a result of the successful offering, Regulus revised its prior year-end cash guidance of ending 2013 with at least $60 million in cash, cash equivalents and short-term investments to ending 2013 with approximately $110 million in cash, cash equivalents and short-term investments.

Third Quarter 2013 Financial Results & Highlights

As of September 30, 2013, Regulus had $123.9 million in cash, cash equivalents and short-term investments, including $45.8 million in net proceeds from a public offering of 5,175,000 shares of common stock issued at an offering price of $9.50 per share, which was completed in July 2013.

Regulus reported a net loss of $2.2 million for the three months ended September 30, 2013, compared to a net loss of $5.7 million for the same period in 2012. Basic and diluted net loss per share was $0.05 and $0.07 for the three months ended September 30, 2013, respectively, compared to basic and diluted net loss per share of $15.98 for the same period in 2012. The comparability of net loss per share for the periods presented is significantly impacted by our initial public offering and concurrent common stock issuances in October 2012, and our public offering of common stock in July 2013.

Regulus recognized revenue of $6.1 million for the three months ended September 30, 2013, compared to $2.8 million for the same period in 2012. Revenue during these periods consisted primarily of amortization of upfront payments received from our strategic alliances and collaborations, which is recognized over the estimated period of performance. Revenue in the three months ended September 30, 2013 included $5.4 million from the Sanofi collaboration and license agreement and $0.5 million from the AstraZeneca collaboration and license agreement. On a comparative basis, revenue increased in the three months ended September 30, 2013 primarily due to the incremental recognition of $3.6 million from the change in our estimated period of performance for the research term within the Sanofi collaboration and license agreement, which originally expired in June 2013, but was effectively extended through the end of December 2013 under the terms of our Option Agreement with Sanofi.

Research and development expenses were $7.1 million for the three months ended September 30, 2013, compared to $5.2 million for the same period in 2012. The increase was substantially attributable to IND-enabling activities for RG-101 during the quarter. No such costs were incurred in the same period in 2012. The Company expects our research and development expenses to increase over the coming quarters to the extent it commences clinical studies and initiates additional IND-enabling activities.

General and administrative expenses were $1.9 million for the three months ended September 30, 2013, compared to $1.1 million for the same period in 2012. The increase was primarily attributable to additional headcount and incremental operating costs associated with being a public company.

Net loss in the three months ended September 30, 2013 included a non-cash gain of $0.7 million from the change in value of the amended and restated convertible promissory note originally issued to GlaxoSmithKline plc in 2010, with such change in value attributable to a decrease in value of the common stock of the Company during the quarter. Net loss in the three months ended September 30, 2012 included a non-cash charge of $1.7 million resulting from a loss on extinguishment of debt associated with the modification of the convertible promissory note, and a $0.3 million non-cash charge from the increase in value of the common stock of the Company during the quarter.

Conference Call & Webcast Information

Regulus will host a conference call and webcast at 5:00 p.m. Eastern Standard Time today to discuss its third quarter 2013 financial results and recent corporate highlights. A live webcast of the call will be available online at www.regulusrx.com. To access the call, please dial (877) 257-8599 (domestic) or (970) 315-0459 (international) and refer to conference ID 93095033. To access the telephone replay of the call, dial (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 93095033. The webcast and telephone replay will be archived on the company’s website following the call.

About the ‘Road to the Clinic’ Strategy in 2013

Launched in February 2013, the ‘Road to the Clinic’ Strategy outlines certain corporate goals that seek to advance our microRNA therapeutic pipeline toward the clinic this year. Specifically, Regulus set the goal of nominating two microRNA candidates for clinical development in 2013, be positioned to file its first applications with regulatory authorities by the first half of 2014 and maintain a strong year-end cash position to support these goals.

Regulus has demonstrated excellent progress on its ‘Road to the Clinic’ Strategy. In May, Regulus nominated its first microRNA candidate for clinical development, RG-101, a GalNAc-conjugated microRNA antagonist or anti-miR, which targets miR-122 for the treatment of HCV. Regulus expects to file its first application with regulatory authorities for RG-101 in the near term and expects to commence clinical studies in man in early 2014. Additionally, Regulus’ strong financial position continues to support these stated goals and the Company continues to expect to end 2013 with approximately $110 million in cash, cash equivalents and short-term investments. Lastly, Regulus expects that the second microRNA candidate to be nominated for clinical development by the end of the year may come from the miR-21 fibrosis program.

About RG-101 for the Treatment of HCV

RG-101 is a key program in Regulus’ ‘Road to the Clinic’ Strategy for 2013, in which the Company expects to nominate two microRNA candidates for clinical development, be positioned to file its first applications with regulatory authorities by the first half of 2014 and maintain a strong year-end cash position to support these goals. RG-101 was the first microRNA candidate nominated for clinical development under this strategy.

microRNA-122 (miR-122) is the most abundant microRNA in hepatocytes and is a critical host factor for survival and replication of all know HCV genotypes. RG-101 is a novel anti-miR-122 oligonucleotide therapeutic that is effectively targeted to hepatocytes for the treatment of HCV through conjugation to GalNAc, a carbohydrate-based chemistry approach for asialoglycoprotein receptor-mediated delivery of oligonucleotides to hepatocyte cells of the liver. Utilizing the GalNAc conjugate chemistry has significantly improved the potency of the active oligonucleotide of RG-101 by achieving targeted delivery of the oligonucleotide to the infected hepatocytes. Given its attractive properties and positive preclinical profile seen to date, Regulus believes that RG-101 may be an attractive agent to add to existing HCV therapeutic regimens. The Company plans to develop RG-101 as a key component of an HCV combination regimen for patients who have failed, or are intolerant of, the current standard of care and specific patient populations such as HCV/HIV co-infection. Regulus expects to file a regulatory application for RG-101 in the near term and expects to commence clinical studies in man in early 2014.

About Regulus

Regulus Therapeutics Inc. (NASDAQ:RGLS) is a biopharmaceutical company leading the discovery and development of innovative medicines targeting microRNAs. Regulus is uniquely positioned to leverage a mature therapeutic platform that harnesses the oligonucleotide drug discovery and development expertise of Alnylam Pharmaceuticals, Inc. and Isis Pharmaceuticals, Inc., which founded the company. Regulus has a well-balanced microRNA therapeutic pipeline entering clinical development, an emerging microRNA biomarkers platform to support its therapeutic programs, and a rich intellectual property estate to retain its leadership in the microRNA field. Regulus intends to focus its proprietary efforts on developing microRNA therapeutics for oncology indications and orphan diseases and is currently advancing several programs toward clinical development in oncology, fibrosis and metabolic diseases. Regulus is also developing RG-101, a GalNAc-conjugated anti-miR targeting microRNA-122, for the treatment of chronic hepatitis C virus infection. Regulus’ commitment to innovation and its leadership in the microRNA field have enabled the formation of strategic alliances with AstraZeneca, GlaxoSmithKline and Sanofi. In addition, Regulus has formed a research collaboration with Biogen Idec around its emerging microRNA biomarkers platform.

For more information, please visit http://www.regulusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with financial estimates (including Regulus’ projected cash at the end of 2013), the projected sufficiency of Regulus’ capital position for future periods, the future negotiation and execution of a co-development agreement with Sanofi, the expected ability of Regulus to undertake certain activities and accomplish certain goals (including with respect to development and other activities related to RG-101 and Alnylam’s proprietary process for manufacturing GalNAc conjugates and with respect to the nomination of a second microRNA candidate for clinical development), the projected timeline of clinical development activities, and expectations regarding future therapeutic and commercial potential of Regulus’ business plans, technologies and intellectual property related to microRNA therapeutics being discovered and developed by Regulus. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. These and other risks concerning Regulus’ financial position and programs are described in additional detail in Regulus’ SEC filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Unaudited)
Revenues:
Revenue under strategic alliances	$6,118	$2,809	$14,115	$9,462

Total revenues	6,118	2,809	14,115	9,462
Operating expenses:
Research and development	7,106	5,248	21,710	14,735
General and administrative	1,917	1,093	5,545	2,998

Total operating expenses	9,023	6,341	27,255	17,733

Loss from operations	(2,905)	(3,532)	(13,140)	(8,271)
Other income (expense), net	736	(2,159)	(3,605)	(2,289)

Loss before income taxes	(2,169)	(5,691)	(16,745)	(10,560)
Income tax (benefit) expense	(5)	(6)	(4)	(28)

Net loss	$(2,164)	$(5,685)	$(16,741)	$(10,532)

Net loss per share:
Basic	$(0.05)	$(15.98)	$(0.45)	$(41.03)

Diluted	$(0.07)	$(15.98)	$(0.45)	$(41.03)

Weighted average shares used to compute net loss per share:
Basic	40,154,812	355,735	37,367,368	256,682

Diluted	41,555,660	355,735	37,367,368	256,682

Regulus Therapeutics Inc.

Condensed Balance Sheets

(In thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$123,903	$98,100
Other current assets	1,383	829
Non-current assets	5,304	4,589

Total assets	$130,590	$103,518

Liabilities and stockholders’ equity
Current liabilities	$4,073	$2,317
Current portion of deferred revenue	9,454	10,451
Convertible notes payable, at fair value	13,921	10,134
Other long-term liabilities	1,558	767
Deferred revenue, less current portion	7,138	17,756
Stockholders’ equity	94,446	62,093

Total liabilities and stockholders’ equity	$130,590	$103,518

Contact

Amy Conrad

Director, Investor Relations and Corporate Communications

Regulus Therapeutics Inc.

858-202-6321

aconrad@regulusrx.com

Media:

Liz Bryan

Spectrum Science

lbryan@spectrumscience.com

202-955-6222 x2526

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